Exhibit 99.1

CONTACT: MARK THOMAS

                       MANAGER OF INVESTOR RELATIONS

                       (281) 921-6400

Release #12-16

CARBO CERAMICS INC. ANNOUNCES THIRD QUARTER 2012 EARNINGS

Conference Call Scheduled for Today, 10:30 a.m. Central Time

•	Quarterly revenues of $151.1 million compared to $167.1 million during the same quarter in the prior year

•	Net income of $23.9 million, or $1.04 per diluted share for the quarter

HOUSTON, TX (October 25, 2012) – CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $23.9 million, or $1.04 per diluted share, on revenues of $151.1 million for the quarter ended September 30, 2012.

President and CEO Gary Kolstad commented, “While the third quarter had its share of challenges, we are pleased that global sales volumes of CARBO’s Ceramic Proppant Volumes were only down 3% year-over-year, as gains in international sales volumes partially offset declines in North America.

“Despite the industry’s lower drilling and completion activity, we continue to see strong ceramic proppant sales volumes in the active major shale plays such as the Eagle Ford, Permian and Bakken. One reason for this strength is that several clients appear to be replacing lower quality, lower conductivity Chinese Intermediate Density Ceramic (IDC) proppant with our high quality, high conductivity lightweight ceramic proppant. We have initiated a technical marketing campaign to help our clients better understand how CARBO’s ceramic proppant can positively impact well production and ultimate recovery when compared to IDC alternatives. We believe these efforts are effectively demonstrating the advantages of CARBO’s lightweight products to E&P companies.

“International sales volumes continued their positive trend, with China leading our international growth year-over-year. Given the excess supply of Chinese ceramic proppant in the market today, the growth we are witnessing in China is a testament to the CARBO® brand name as well as our history of product performance and quality.

“With respect to our distribution investments, we are pleased with the construction progress made at our site in South Texas. Once completed, this large distribution facility will allow us to better serve the Eagle Ford shale. CARBO also purchased property in North Dakota that we intend to use as a large distribution center, enhancing our ability to serve the Bakken shale play.

“Falcon Technologies®, our environmental risk reduction business, continues to lead the premium containment market within the oil and gas industry. We are pleased to see Falcon set another quarterly sales record as the E&P community utilizes Falcon’s Engineered to ProtectTM solutions to safeguard their assets and the environment,” Mr. Kolstad said.

Third Quarter Results

Revenues for the third quarter of 2012 decreased 10 percent, or $15.9 million, when compared to the third quarter of 2011. North American (defined as Canada and the U.S.) proppant sales volume decreased 11 percent, while International proppant sales volume increased 33 percent, compared to the same period last year.

CARBO Ceramics Third Quarter 2012 Earnings Release

October 25, 2012

Operating profit for the third quarter of 2012 decreased 38 percent, or $21.0 million, compared to the third quarter of 2011. The decrease in operating profit was primarily the result of lower proppant sales volumes, a decrease in the average proppant selling price, higher fixed cost absorption, and an increase in freight and logistics costs, partially offset by a greater contribution from the Company’s other business units and a decrease in SG&A expenses.

Net income for the third quarter of 2012 decreased 35 percent, or $13.0 million compared to the third quarter of 2011.

Proppant Sales Volumes (in millions lbs)	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011
Ceramic Proppant Volumes	385	398
Other Proppant Volumes*	27	34

Total	412	432

*	Includes CARBOBOND® RCS (resin-coated sand) and API / ISO certified ceramic proppant manufactured on an outsourced basis.

Technology and Business Highlights

•

CARBO engineers recently completed an internal study for a Bakken client which indicated an approximate 20% increase in initial production in wells containing CARBOECONOPROP® compared to similar wells containing Chinese IDC.

•	CARBOBOND RCS-C, a curable premium resin-coated sand, was successfully employed in south-central Texas for the first time in a gelled propane frac and had excellent fluid compatibility.

•

Fracpro® continues to grow its technology platform and expand its client base. Its latest development, FracproREMOTE is an Apple® iPAD® application that allows clients to remotely connect to a frac job in real time. The application connects Fracpro on location to the iPAD and allows the user to see and graph multiple channels of data.

•

StrataGen® consulting also continues to grow its technology platform and expand its client base. StrataGen completed the development of NetWORXSM during the quarter. NetWORX is a new brittle shale frac model and will be offered in consulting, software and on-line subscription formats. This development increases our Data and Neural Analysis® suite of product offerings, which also includes EFWORXSM and BakkenWORXSM completion models.

•	The Falcon Technologies business continues to grow and diversify its geographic footprint, opening a new operations location in Ohio to better serve the Utica and Southwest Marcellus shale plays.

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “The global macroeconomic environment along with recent swings in commodity prices leave many uncertainties with regard to industry activity over the near term. However, conversations with our clients remain encouraging about increased usage of CARBO’s ceramic proppants. Although challenges will likely continue in the fourth quarter, we expect the pressures on sales volumes and pricing to lessen over the coming quarters as inventories of Chinese IDC proppant in the United States appear to be declining. In addition, we expect the fourth quarter to be adversely affected by normal seasonality issues, including weather and holidays.

“We continue to introduce our resin-coated products to more clients in more geographic areas. While this is a tough economic and operational environment for market development, we are confident that our high quality premium resin-coated products will gain a presence in the market.

“The distribution facility in South Texas is scheduled for completion during the fourth quarter. Regarding our new property in North Dakota, we expect to begin construction of a distribution facility during the fourth quarter, with an anticipated completion date during the first half of 2013. These facilities will play a key role in providing the flexibility required to meet our clients’ needs.

CARBO Ceramics Third Quarter 2012 Earnings Release

October 25, 2012

“Engineering work on the Millen, Georgia project is progressing and we anticipate production could commence at the new plant near the end of 2013.

“Falcon extended its geographic footprint during the third quarter and is experiencing solid growth. Although Falcon may see an adverse impact from normal seasonality events during the fourth quarter, we believe Falcon is positioned to provide continued growth for many years to come.

“CARBO’s primary mission is to make oil and gas wells produce better and recover more. In order to accomplish this mission a focus on technology is at the heart of the company. CARBO has identified a new technique for the production of ceramic proppant. While still in a development phase, lab results indicate this technique can produce a ceramic proppant with increased strength and conductivity when compared to traditional ceramic proppants. Work continues on this project, and we will monitor the results in connection with future growth plans. We are encouraged by our overall R&D efforts and look forward to building on our thirty-three year history of leading the industry with new products,” Mr. Kolstad concluded.

As previously announced, a conference call to discuss the Company’s third quarter results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern). Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference through the following link:

http://services.choruscall.com/diamondpass/registration?confirmationNumber=10019041

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (877) 270-2148 (for U.S. and Canadian callers) or (412) 902-6510 (for locations outside North America) and referencing conference number 10019041. The conference call also can be accessed through the company’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through November 2, 2012, at 9:00 a.m. Eastern Time. To access the replay from the U.S. and Canada, please dial 1-877-344-7529; international callers outside North America should dial 1-412-317-0088. Please reference conference number 10019041. Interested parties may also access the archived webcast of the earnings teleconference through the company’s website approximately two hours after the end of the call.

CARBO is the world’s largest supplier of ceramic proppant for fracturing oil and gas wells and a supplier of resin-coated sand proppant; the provider of the industry’s most widely used fracture simulation software; and a provider of fracture design and consulting services. The company also provides a broad range of technologies for spill prevention, containment and countermeasures, along with geotechnical monitoring.

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the cost of raw materials and natural gas used in manufacturing our products, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing, distribution and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.

- tables follow -

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$151,134	$167,083	$491,914	$467,582
Cost of sales	100,984	94,390	314,047	270,715

Gross profit	50,150	72,693	177,867	196,867
Selling, general & administrative expenses	15,093	16,622	48,801	46,754
Start-up costs	—	127	68	127
Loss (gain) on disposal or impairment of assets	42	(112)	(12)	1,537

Operating profit	35,015	56,056	129,010	148,449
Interest income (expense), net	17	60	(18)	160
Foreign currency exchange (loss) gain, net	(175)	86	(31)	(228)
Other (expense) income, net	(2)	11	(214)	(119)

Income before income taxes	34,855	56,213	128,747	148,262
Income taxes	10,957	19,302	42,641	51,243

Net income	$23,898	$36,911	$86,106	$97,019

Earnings per share:
Basic	$1.04	$1.59	$3.73	$4.19

Diluted	$1.04	$1.59	$3.73	$4.19

Average shares outstanding:
Basic	22,963	23,027	22,966	23,023

Diluted	22,963	23,028	22,967	23,024

Depreciation and amortization	$11,532	$9,174	$33,333	$25,661

Selected Balance Sheet Information

	September 30, 2012	December 31, 2011
	(In thousands)
Assets
Cash and cash equivalents	$52,021	$41,270
Other current assets	266,107	261,295
Property, plant and equipment, net	424,626	392,659
Intangible and other assets, net	31,813	33,477
Total assets	786,731	740,865

Liabilities and Shareholders’ Equity
Accrued income taxes	$4,727	$—
Other current liabilities	49,862	79,066
Deferred income taxes	40,755	31,641
Shareholders’ equity	691,387	630,158

Total liabilities and shareholders’ equity	$786,731	$740,865